Exhibit 99.1

For Release: 4:30 p.m. EDT	Contacts: Julie S. Ryland

Wednesday, January 25, 2012	205.326.8421

ENERGEN CORPORATION REPORTS RESULTS OF YEAR, 4TH QUARTER 2011

Highlights

•	EPS adjusted for non-cash MTM losses totals $3.91 in 2011 and 98 cents in 4th quarter

•	Oil and natural gas liquids production jumps 21 percent in 2011

•	4th quarter Wolfberry, 3rd Bone Spring wells produce positive results

•	Year-end proved reserves reach record 343 MMBOE

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that its calendar year 2011 net income totaled $259.6 million, or $3.59 per diluted share, including non-cash mark-to-market losses on certain financial commodity contracts of $37.6 million ($23.4 million after tax, or 32 cents per diluted share). Prior-year results totaled $290.8 million, or $4.04 per diluted share, and included a non-cash write-off of unproved capitalized leasehold of $24.8 million after-tax, or 34 cents per diluted share.

Adjusting both periods for these non-cash items, net income comparable to analysts’ estimates (a non-GAAP measure), totaled $283.0 million, or $3.91 per diluted share, in 2011 and $315.6 million, or $4.38 per diluted share, in 2010. See “Non-GAAP Financial Measures” for explanation and reconciliation. Despite a 21 percent increase in 2011 oil and natural gas liquids (NGL) production, adjusted 2011 earnings declined largely due to a substantial decline in realized natural gas prices, higher lease operating expense (LOE), and increased depreciation, depletion and amortization expense (DD&A).

Production in 2011 totaled 20.45 million barrels of oil equivalents (MMBOE) and was on target with forecast production of 20.5 MMBOE despite weather- and fire-related production issues in the first half of the year. Reflective of the company’s focus on liquids production in the Permian Basin, oil and NGL volumes increased 23 percent and 16 percent, respectively, while natural gas production rose only 1 percent.

Consolidated net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure) totaled $736.5 million at the end of 2011 as compared with $740.0 million in the same period last year.

Positive Permian Results Continue

Energen remains pleased with the progress the company is making in developing the vertical Wolfberry play in the Midland sub-basin of the Permian Basin and is seeing good results from its more recent 3rd Bone Spring wells that have been drilled on the east side of the Pecos River. The Avalon potential remains unclear, and Energen likely will redirect planned Avalon capital to the deeper Wolfcamp shale formation in 2012; the Wolfcamp is thought to have a higher mix of oil to gas, and its production will hold the shallower Avalon shale.

Wolfberry: Energen Resources (Energen’s exploration and production subsidiary) drilled 153 net Wolfberry wells in 2011 and completed another 22 wells that were spudded in 2010. Of these 175 wells, 122 are producing and 53 are waiting on completion.

Initial stabilized rates (consistent flow rates after clean-up of stimulation fluid) from the 39 wells brought on line during the fourth quarter averaged 65 barrels of oil per day and 150 Mcf per day of wet gas. Energen’s risked model initial stabilized rate is 55 barrels of oil per day and 110 Mcf per day of wet gas.

Energen Resources has approximately 32,000 net undeveloped acres in the Wolfberry play and some 800 potential drilling locations based on 40-acre spacing. The company’s estimated cost to drill and complete a well in the Wolfberry trend in 2012 is $2.3 million.

3rd Bone Spring: Energen Resources has drilled and completed 18 net 3rd Bone Spring wells in 2011 and completed two additional wells spudded in 2010; another five wells are drilling, waiting on completion, or testing.

The seven wells brought on line during the 4th quarter of 2011 had an initial stabilized rate of approximately 485 barrels of oil per day and 1,085 Mcf per day of wet gas. The initial stabilized rate of all 20 net wells brought on line in 2011 averaged approximately 400 barrels of oil per day and 1,035 Mcf per day of wet gas. The initial stabilized rate in Energen’s risked, weighted average, 3rd Bone Spring model is 260 barrels of oil per day and 735 Mcf per day of wet gas.

While the Company is pleased with the average initial stabilized rate of its 2011 3rd Bone Spring wells, the majority of 12 wells drilled on the west side of the Pecos River have underperformed relative to wells drilled on the east side. In general, the western wells have encountered higher amounts of water, and efforts to optimize production from nine wells that have experienced steeper-than-expected declines have been hampered by limited infrastructure. With water disposal wells drilled late in 2011, Energen has recently been able to install pumps on three of the west-side Bone Spring wells and continues to work to improve production.

Energen Resources has approximately 68,000 net undeveloped acres that are prospective for the 3rd Bone Spring sands and approximately 210 potential drilling locations based on 320-acre spacing. The company’s estimated cost to drill and complete a well in the 3rd Bone Spring trend in 2012 is $7.5 million.

Avalon: Energen Resources’ Avalon shale test well in Loving County had an initial stabilized rate of 200 barrels of oil per day and 750 Mcf per day of wet gas. The well has not been able to sustain its oil rate and currently is producing about 75 barrels of oil per day and 750 Mcf of wet gas. The well’s completion design utilized smaller fracs in an effort to reduce produced water and maximize hydrocarbon production; instead, hydrocarbon production may actually have been hampered by the use of smaller fracs.

Energen Resources has approximately 110,000 net undeveloped acres that are prospective for Avalon shale and approximately 340 potential drilling locations based on 320-acre spacing.

Year-end Proved Reserves: Record 343 MMBOE

Energen’s proved reserves at year-end 2011 totaled a record 343 MMBOE, reflecting a 20 percent increase from 2010 after adjusting for production of 20.4 MMBOE. Proved reserves added through acquisition totaled 21 MMBOE, and another 45 MMBOE of additions resulted from proving up probable and possible reserves, primarily in the Permian Basin. Energen replaced 194 percent of its 2011 production organically.

Oil and natural gas liquids now comprise more than half of Energen’s year-end proved reserves, and 54 percent of the company’s proved reserves now reside in the Permian Basin, where Energen Resources has focused its acquisition and development efforts over the last three years. Proved reserves in the Permian at year-end 2011 increased 38 percent to 183.6 MMBOE.

Proved Reserves by Basin, YE2010 to YE2011 (MMBOE)

Basin	YE2010	2011 Production	2011 Acquisitions	Additions/ Divestitures	Price/Other Revisions	YE2011
San Juan	135.9	(9.6)	0.0	5.8	(2.5)	129.6
Permian	132.8	(7.8)	21.0	39.3	(1.7)	183.6
Black Warrior	25.7	(2.1)	0.0	0.0	(0.3)	23.3
Other	8.5	(0.9)	0.0	0.0	(1.0)	6.6

TOTAL	302.9	(20.4)	21.0	45.0	(5.5)	343.1

Proved reserves in 2011 were priced at $4.12 per Mcf of gas (vs. $4.38 per Mcf in the prior year), $96.19 per barrel of oil (vs. $79.43 per barrel in the prior year) and $1.23 cents per gallon of NGL (vs. 98 cents per gallon in the prior year).

2012 Guidance Revised

Energen has revised its guidance ranges for consolidated after-tax cash flows and earnings in 2012 to reflect lower assumed natural gas prices and higher assumed oil prices applicable to its unhedged volumes. Revised 2012 guidance also reflects increased DD&A expense resulting largely from higher costs coupled with less-than-expected results from some of the 3rd Bone Spring wells drilled on the west side of the Pecos River in 2011.

The new after-tax cash flows and earnings guidance ranges for 2012 are $764-$793 million and $3.15-$3.55 per diluted share, respectively. Guidance excludes non-cash mark-to-market impacts.

Approximately 63 percent of the company’s total estimated production in 2012 is hedged. Assumed prices applicable to Energen’s unhedged oil and natural gas volumes have been revised to $95 per barrel and $3 per Mcf (prior guidance was $85 and $4, respectively); the assumed price for unhedged NGL production remains unchanged at $1.11 per gallon.

Energen’s estimated exploration and production expenses per BOE in 2012 are:

Lease Operating Expense
Base, marketing, and transportation	$9.47
Production taxes	$2.41
DD&A expense	$15.34
Unidentified exploration expense	$1.00
General & Administrative expense, net	$2.93
Interest expense	$2.01

Energen’s drilling and development capital investment in 2012 also has been revised upward to approximately $935 million to reflect increased drilling costs associated with higher oil prices and plans to increase the lateral lengths and frac stages in 3rd Bone Spring wells. Adjustments were made, accordingly, to projected costs to drill and complete Wolfberry and 3rd Bone Spring wells in 2012 (see pages 2-3).

Energen Resources’ hedge position for 2012 is as follows:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEXe Price
Oil	6.9 MMBO	8.5 MMBO	82%	$88.13
NGL	58.5 MMgal	117.9 MMgal	50%	$0.98
Natural Gas	40.5 Bcf	76.5 Bcf	53%	$4.86

NOTE: Reflects known actuals

Energen Resources’ oil and natural gas hedge positions by hedge type for 2012 are as follows:

Oil Hedges	Volumes	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	3,124 MBO	$2.00 per barrel	$82.10 per barrel
NYMEX	3,789 MBO	—	$93.10 per barrel

Gas Hedges	Volumes	Assumed Differential	NYMEXe Price
San Juan Basin	29.5 Bcf	$0.20 per Mcf	$4.79 per Mcf
NYMEX	11.0 Bcf	—	$5.07 per Mcf

NOTE: Reflects known actuals

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen may hedge basis differentials as applicable. In the tables above, basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials. Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and can cause non-cash earnings volatility.

Sensitivity of 2012 Cash Flows, Earnings to Changes in Commodity Prices

Given Energen Resources’ current hedge position for 2012, changes in commodity prices for the remainder of the year are estimated to have the following impact on Energen’s 2012 cash flows and earnings:

•	Every 10-cent change in the average NYMEX price of gas from $3.00 represents an estimated net income impact of approximately $1.7 million (2.3 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $95 per barrel represents an estimated net income impact of approximately $750,000 (1.0 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $1.11 per gallon represents an estimated net income impact of approximately $260,000 (0.4 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Alabama Gas Corporation (Alagasco), the company’s utility subsidiary, has the opportunity to earn a return on average equity that is estimated to be approximately $360 million in 2012. Alagasco is expected to invest approximately $75 million of capital in 2012 for normal distribution and support system needs and technology-related projects designed to improve customer service.

CY2011 FINANCIAL RESULTS

For the 2011 calendar year, Energen’s net income totaled $259.6 million, or $3.59 per diluted share, including non-cash mark-to-market losses on certain financial commodity contracts of $23.4 million after tax, or 32 cents per diluted share. Net income in 2010 totaled $290.8 million, or $4.04 per diluted share, and included non-cash write-offs for capitalized unproved leasehold of $24.8 million after tax, or 34 cents per diluted share.

Energen Resources: Excluding the non-cash items in both periods (non-GAAP measures), Energen Resources’ adjusted 2011 net income totaled $236.4 million as compared with $270.1 million in 2010. While Energen Resources’ production increased 8.6 percent year-over-year, including a 21 percent increase in oil and NGL production, net income was negatively affected by a 21 percent decline in realized natural gas prices, higher LOE including production taxes, and increased DD&A expense.

Average Realized Sales Prices

Commodity	CY11	CY10	Change
Natural Gas (per Mcf)	$5.39	$6.82	(21.0)%
Oil (per barrel)	$79.90	$78.86	1.3%
NGL (per gallon)	$0.96	$0.83	15.7%

Production

Commodity	CY11	CY10	Change
Natural Gas (Bcf)	71.7	70.9	1.1%
Oil (MBO)	6,318	5,131	23.1%
NGL (MMgal)	91.4	79.0	15.7%

Total (MBOE)	20,448	18,832	8.6%

Production by Area (MBOE)

Area	CY11	CY10	Change
San Juan Basin	9,622	9,379	2.6%
Permian Basin	7,815	6,161	26.8%
Black Warrior Basin	2,098	2,187	(4.1)%
N. LA/E. TX/Other	913	1,105	(17.4)%

Permian Basin production in 2011 increased year-over-year largely due to the company’s 2010 acquisitions and associated development, increased development of older Wolfberry properties, and new well development at Fuhrman-Mascho. San Juan Basin production increased primarily due to new well development. Decreased production in other areas was small in terms of volumes and reflected the company’s capital investment focus in its Permian Basin oil properties and normal property declines.

Total LOE per unit in 2011 period increased approximately 5 percent from 2010 to $12.57 per BOE. Base LOE and marketing and transportation expenses increased about 2 percent to $9.88 per BOE. Commodity price-drive production taxes rose 18.5 percent on a per-unit basis.

DD&A expense per unit in 2011 increased approximately 11 percent from the prior year to $11.75 per BOE, reflecting year-over-year increases in development costs and production.

Per-unit net G&A expense increased approximately 13 percent in 2011 to $3.15 per BOE due in part to performance-based compensation and increased labor costs.

Alagasco: Energen’s natural gas utility generated net income in 2011 of $46.6 million as compared with earnings of $46.9 million in 2010. This decrease primarily is due to the timing of rate recovery largely offset by the utility’s ability to earn on a higher level of equity.

4TH QUARTER FINANCIAL RESULTS

For the 3 months ended December 31, 2011, Energen’s net income totaled $14.4 million, or $0.20 per diluted share, and included non-cash mark-to-market losses on certain financial commodity contracts of $90.8 million ($56.6 million after tax, or 78 cents per diluted share). Excluding the non-cash item (non-GAAP measure), Energen’s 4th quarter 2011 net income totaled $71.0 million, or 98 cents per diluted share. Prior-year results totaled $80.3 million, or 1.11 per diluted share.

Energen Resources: The adjusted net income of Energen’s exploration and production unit in 2011 totaled $59.9 million as compared with $70.6 million in the fourth quarter of 2011. This decline largely was the result of lower realized natural gas prices and higher DD&A expense, partially offset by an 11 percent rise in production.

Average Realized Sales Prices

Commodity	4Q11	4Q10	Change
Natural Gas (per Mcf)	$5.14	$6.53	(21.3)%
Oil (per barrel)	$79.18	$80.93	(2.2)%
NGL (per gallon)	$0.97	$0.87	11.5%

Production

Commodity	4Q11	4Q10	Change
Natural Gas (Bcf)	18.8	18.2	3.3%
Oil (MBO)	1,744	1,397	24.8%
NGL (MMgal)	24.8	21.3	16.4%

Total (MBOE)	5,470	4,932	10.9%

Production by Area (MBOE)

Area	4Q11	4Q10	Change
San Juan Basin	2,480	2,437	1.8%
Permian Basin	2,216	1,695	30.7%
Black Warrior Basin	539	546	(1.3)%
N. LA/E. TX/Other	235	254	(7.5)%

Permian Basin production increased in the fourth quarter of 2011 primarily due to the company’s 2010 acquisitions and associated development. San Juan Basin production was essentially unchanged, and slightly decreased production in other areas reflected the company’s capital investment focus in its Permian Basin oil properties and normal property declines.

Total LOE per unit in the fourth quarter of 2011 was essentially unchanged relative to the same period in 2010. Base LOE and marketing and transportation expenses in 2011 declined 3 percent to $9.12 per BOE while commodity price-driven production taxes increased 9 percent to $2.58 per BOE.

DD&A expense per unit in the fourth quarter of 2011 increased 26 percent over the prior-year fourth quarter to $13.38 per BOE, reflecting year-over-year increases in development costs and production.

Per-unit net G&A expense increased 25 percent in the fourth quarter of 2011 to $3.10 per BOE due in part to performance-based compensation and increased labor costs

Alagasco: Energen’s natural gas utility reported net income in the last three months of 2011 of $11.3 million as compared with net income of $10.1 million in the same period last year. This increase primarily is due to the utility’s ability to earn on a higher level of equity.

ENERGEN ADDS TO 2013, 2014 HEDGE POSITIONS

Energen Resources’ has hedges in place through 2014 to help protect its future cash flows from commodity price volatility. The company’s current hedge position for 2013 is as follows:

Commodity	Hedge Volumes	Estimated Production	NYMEXe Price
Oil	7.9 MMBO	10.0-10.5 MMBO	$90.11
NGL	44.5 MMgal	126.0-147.0 MMgal	$1.02
Natural Gas	33.9 Bcf	72.0-78.0 Bcf	$5.21

Energen Resources’ oil and natural gas hedge positions by hedge type for 2013 are as follows:

Oil Hedges	Volumes	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,768 MBO	$3.00 per barrel	$85.34 per barrel
NYMEX	5,090 MBO	—	$92.70 per barrel

Gas Hedges	Volumes	Assumed Differential	NYMEXe Price
San Juan Basin	25.1 Bcf	$0.30 per Mcf	$5.18 per Mcf
NYMEX	8.8 Bcf	—	$5.30 per Mcf

Energen Resources’ 2014 hedges are as follows:

Commodity	Hedge Volumes	NYMEXe Price
Oil	6.1 MMBO	$90.85
Natural Gas	19.8 Bcf	$5.50

Energen Resources’ natural gas hedge positions by hedge type for 2014 are as follows:

Gas Hedges	Volumes	Assumed Differential	NYMEXe Price
San Juan Basin	16.8 Bcf	$0.30 per Mcf	$5.46 per Mcf
NYMEX	3.0 Bcf	—	$5.72 per Mcf

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen may hedge basis differentials as applicable. In the tables above, basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials. Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

CONFERENCE CALL

Energen Corporation will hold its quarterly conference call Thursday, January 26, at 11 a.m. ET. Members of the investment community may participate by calling 866-821-5457 (reference Energen earnings call). A live Webcast of the program as well as the replay may be accessed via www.energen.com.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 900 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.